Exhibit 3.3

STATE OF DELAWARE

AMENDMENT TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF ATLAS RESOURCES SERIES 33-2013 L.P.

The Undersigned, desiring to amend the Certificate of Limited Partnership of ATLAS RESOURCES SERIES 33-2013 L.P. pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify:

Article Third of the Certificate of Limited Partnership shall be amended to change all General Partners to Limited Partners in this partnership other than the Managing General Partnership, Atlas Resources, LLC.

Third: The only General Partner in this partnership is the Managing General Partner. Its name and mailing address is as follows:

ATLAS RESOURCES, LLC

PARK PLACE CORPORATE CENTER ONE

1000 COMMERCE DRIVE, 4TH FLOOR

PITTSBURGH, PA 15275

In Witness Whereof, the undersigned has executed this Amendment to the Certificate of Limited Partnership of ATLAS RESOURCES SERIES 33-2013 L.P. as.

ATLAS RESOURCES SERIES 33-2013 L.P.

By:	ATLAS RESOURCES, LLC,
Managing General Partner

/s/ Rebecca M. Hood
Rebecca M. Hood, Vice President – Atlas Resources, LLC
An Attorney-in-Fact on behalf of all of the Limited Partners